Exhibit 10.14

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

FIRST AMENDED AND RESTATED SERVICES AGREEMENT

This First Amended and Restated Services Agreement (this “Agreement”) is dated as of the date last signed below (the “Effective Date”) and amends and restates the Services Agreement dated March 25, 2020 (the “Original Effective Date”) by and between NPX Medical, LLC, a Minnesota limited liability company having its principal place of business at 2485 Xenium Lane N., Plymouth, MN 55441 (“NPX”), and Anteris Technologies Corporation, a Minnesota corporation having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“Customer” and together with NPX, the “Parties,” and each a “Party”).

WHEREAS, NPX is in the business of providing engineering services in the development and manufacturing of medical devices;

WHEREAS, Customer desires to retain NPX to provide certain product development and manufacturing services for its transcatheter aortic valve replacement (“TAVR”) device upon the terms and conditions hereinafter set forth, and NPX is willing to perform such services; and

WHEREAS, Customer desires to have NPX manufacture frames according to Customer’s specifications (“Anteris Frames”) and to purchase the Anteris Frames from NPX through one or more Purchase Orders (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions. Capitalized terms used in this Agreement have the respective meanings assigned to them in the Agreement. Additionally, the following terms, when used herein, shall have the following meanings:

1.1            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to Affiliate means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, direct or indirect ownership of at least a majority of the equity interests, or otherwise.

1.2            “Anteris Frames” has the meaning set forth in the preamble and excludes the Development Only Frames.

1.3            “Applicable Law” means the United States Federal Food, Drug and Cosmetics Act, and any regulations and guidance promulgated thereunder, as amended from time-to-time, and all other laws, regulations, rules and guidance of any Governmental Authority pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, distribution or intended use of a Product, in each case, as amended or replaced from time-to-time.

1.4            “Development Only Frames” means any frames manufactured by NPX for the Customer in the performance of the Services only for development purposes.

1.5            “Governmental Authority” means any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity, including the International Standards Organization (“ISO”), in each case, exercising executive, legislative, judicial, regulatory or administrative functions of government, and all other entities exercising regulatory authority over medical products or devices.

1.6            “Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

1.7            “Personnel” means, with respect to NPX or Customer, as applicable, the employees, agents, contractors, consultants, representatives and advisers of either of them, respectively, or of any of their respective Affiliates.

1.8            “Purchase Order” has the meaning set forth in Section 2.

1.9            “Service Fee” has the meaning set forth in Section 4.

1.10          “Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, biocompatibility, manufacture, packaging and quality of the Anteris Frames set forth in an accepted Purchase Order.

2.             Services. NPX shall provide certain engineering and/or manufacturing services to Customer (the “Services”) as reasonably requested by Customer from time to time in writing in one or more purchase orders to be issued by Customer and accepted by NPX (which acceptance shall not be unreasonably withheld) (the “Purchase Orders”); provided, however, that each Purchase Order shall be issued (and include terms) in accordance with a quote as reasonably provided from NPX to Customer (each, a “Quote”).

2.1            Quotes and Purchase Orders for Services and the Development Only Frames. In order for NPX to provide a Quote to the Customer for the Development Only Frames or Services other than the manufacture of the Anteris Frames, Customer must first provide NPX with a reasonably detailed description of the requested Development Only Frames or Services (each, a “Development Request”). Any Quote based on a Development Request (each, a “Development Quote”) will be provided to Customer in NPX’s reasonable discretion and as soon as practicable and consistent with the terms of this Agreement. Any Purchase Orders for Development Only Frames or Services other than the manufacture of the Anteris Frames shall be deemed accepted if they reference and are issued (and include terms) in accordance with the relevant Development Quote for the Service Fee. Development Only Frames shall not be used in any human clinical studies.

2.2            Quotes and Purchase Orders for Anteris Frames. NPX shall provide a Quote for the Anteris Frames as soon as practicable, consistent with the terms of this Agreement, following NPX’s receipt of a reasonable request from Customer for the Anteris Frames that includes the applicable Specifications, quantities, sizes, delivery addresses, delivery dates and other reasonably requested information. Any Purchase Orders for the Anteris Frames will be deemed accepted upon receipt if they reference and are issued (and include terms) in accordance with the relevant Quote. NPX shall manufacture the Anteris Frames according to the Specifications set forth in any accepted Purchase Order and in accordance with the terms and obligations of the Quality Agreement set forth in Exhibit A. In the event Customer wishes to modify Specifications with respect to a previously accepted Purchase Order pursuant to Section 2.1 of the Quality Agreement (the “Modified Specifications”), NPX shall as soon as practicable after receipt of the Modified Specifications, provide to the Customer in writing one of the following in NPX’s reasonable discretion: (a) notification that it accepts the Modified Specifications under the terms of the existing accepted Purchase Order; (b) a revised Quote (the “Modified Quote”)for the existing accepted Purchase Order to the Customer and Customer can elect to either proceed under the existing accepted Purchase Order or issue a new Purchase Order in accordance with the Modified Quote; or (c) notify Customer in writing that it is not feasible for NPX to complete the existing accepted Purchase Order pursuant to the Modified Specifications and Customer can elect to proceed under the existing accepted Purchase Order in its sole discretion or Customer may further modify the Specifications until the Modified Specifications are feasible for NPX to complete the existing accepted Purchase Order.

2.3            Termination of Purchase Orders. Customer may terminate any Purchase Order at any time for (a) any Anteris Frames affected by any regulatory recall, (b) upon notification by NPX under Section 2.2(c); (c) a failure of NPX to meet the Quality Requirements (as defined in the Quality Agreement) in any previous Purchase Order for any Anteris Frames, or (d) upon providing a Force Majeure Notice to NPX under Section 25. Except as otherwise set forth in this Section 2.3, Customer may not cancel, in whole or in part, any Purchase Order for the Anteris Frames or the Development Only Frames for any reason, but may, in its reasonable discretion, delay any such order for up to thirty (30) days upon written notice to NPX.

2.4            Subcontractors. NPX shall obtain Customer’s written approval, which may not be unreasonably withheld, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of NPX other than NPX’s employees, to provide any Services or Deliverables to Customer (each such approved subcontractor or other third party, a “Permitted Subcontractor”). Customer’s approval shall not relieve NPX of its obligations under this Agreement or the Quality Agreement, and NPX shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement and the Quality Agreement as if they were NPX’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Customer and any Permitted Subcontractor. NPX shall require each Permitted Subcontractor to be bound in writing by a Consulting and Confidentiality Agreement in the form of Exhibit B attached hereto. NPX shall further comply with Section 2.3 of the Quality Agreement.

3.             Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years from the Original Effective Date (the “Term”), unless earlier terminated in accordance with Section 8. Any extension of the term will be subject to mutual written agreement between the Parties.

4.             Fees and Expenses. In consideration of the Services, Customer shall pay NPX a service fee for time worked, materials, and other quoted prices and costs for manufactured products (including the Anteris Frames), in each case at the rates and prices set forth on an accepted Purchase Order (the “Service Fee”). In addition to the Service Fee, Customer shall reimburse NPX for all other actual and reasonable expenses incurred by NPX in connection with the performance of the Services solely for the Customer (the “Reimbursable Expenses”). All Reimbursable Expenses must be documented in order to be eligible for reimbursement and approved in advance in writing (which approval shall not be unreasonably withheld). Regarding any travel expenses incurred in the performance of the Services, any Reimbursable Expenses in excess of $100 for such travel incurred by NPX be reimbursable only to the extent that they conform to the Customer’s travel expense policy. At the close of each month, NPX shall issue a monthly invoice to Customer setting forth in reasonable detail the date and description of the Services performed in the immediately preceding month, along with the amount of time worked, a calculation of the Services Fee, and the amount and description of Reimbursable Expenses, with each such invoice being due and payable within thirty (30) days of receipt by Customer of an invoice from NPX, unless otherwise mutually agreed upon in writing by the Parties.

5.             Representations and Warranties.

5.1            NPX warrants solely to Customer that it shall perform the Services: (a) in accordance with the terms and subject to the conditions set out in this Agreement; (b) using personnel of required skill, experience, and qualifications; (c) in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services; and (d) in compliance with all Applicable Laws. The parties acknowledge and agree that the Services as provided hereunder, under any Purchase Order and under the Quality Agreement are specific to Customer and not Customer’s distributors, resellers, end-users or other customers, and accordingly, the warranty set forth in Section 5(d) and any similar warranties set forth in a Purchase Order or the Quality Agreement do not apply to any foreign or international Applicable Laws. NPX represents and warrants that, at all times during the term of this Agreement, it has and will maintain all necessary licenses and consents required for the performance of the Services.

5.2            NPX further represents and warrants to Customer that NPX will comply with, and ensure that all NPX Personnel comply with Customer’s Code of Conduct attached hereto as Exhibit C, which may be updated from time to time in Customer’s sole discretion; provided that Customer shall use reasonable efforts to provide NPX with at least 60 days’ prior written notice of any such changes.

5.3            NPX represents and warrants that, to the best of its knowledge, the Deliverables (as defined below) do not infringe any intellectual property rights of any third party.

5.4            Limited Warranty. Customer acknowledges that the warranties provided under this Agreement and any other representations or warranties set forth in a Purchase Order or the Quality Agreement (collectively, the “Reps and Warranties”) is personal to Customer and may be enforced against NPX solely by Customer. No third party (including without limitation, resellers, distributors, medical providers or end users) shall have any rights to enforce the Reps and Warranties against NPX. NPX’s sole and exclusive liability and Customer’s sole and exclusive remedy for breach of the Reps and Warranties shall be as follows (subject to Section 3.5 of the Quality Agreement with respect to breach of the Quality Agreement): (i) NPX shall use reasonable commercial efforts to promptly cure any such breach; provided, that if NPX cannot cure such breach within a reasonable time (but no more than 30 days) after Customer’s written notice of such breach, Customer may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 8; (ii) in the event the Agreement is terminated pursuant to subparagraph (i) above, NPX shall within 30 days after the effective date of termination, refund to Customer any fees paid by the Customer as of the date of termination for the Service, less a deduction equal to the fees for receipt or use of such Services or Deliverables up to and including the date of termination on a pro-rated basis; and (iii) the foregoing remedy shall not be available unless Customer provides written notice of such breach within 30 days after delivery of such Service or Deliverable to Customer.

5.5            NPX MAKES NO WARRANTIES EXCEPT FOR THOSE PROVIDED IN THIS SECTION 5 AND THE QUALITY AGREEMENT. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6.             Intellectual Property.

6.1            Ownership of Intellectual Property Rights. Customer is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to intellectual property rights conceived or resulting from the Services performed under this Agreement, or the services previously performed by NPX for Customer (collectively, the “Deliverables”), including, without limitation, all patents, copyrights, trademarks, trade secrets, and other intellectual property rights therein (collectively, the “Intellectual Property Rights”), but excluding NPX’s Background Intellectual Property (as defined in Section 6.2) and general know-how. NPX agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Customer. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” NPX hereby irrevocably assigns, and shall cause its personnel to irrevocably assign, to Customer, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. NPX shall cause its personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables. Upon the reasonable request of Customer, NPX shall, and shall cause its personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Customer to prosecute, register, perfect, or record its rights in or to any Deliverables.

6.2            NPX Background Intellectual Property. “NPX’s Background Intellectual Property” means all trade secrets, concepts, ideas, know-how, procedures, processes, methodologies and other intellectual property rights provided by or used by NPX in connection with performing the Services, in each case (i) developed or acquired by NPX prior to commencement of the Services or (ii) independently of this Agreement or its provision of any services for Customer or its Affiliates prior to the Original Effective Date of this Agreement. NPX does not transfer to Customer any of NPX’s Background Intellectual Property, except that NPX grants to Customer the right to resell Deliverables or incorporate the Deliverables purchased from NPX into finished goods and to sell such finished goods to its customers.

6.3            Customer Background Intellectual Property. “Customer’s Background Intellectual Property” means all trade secrets, concepts, ideas, know-how, procedures, processes, methodologies and other intellectual property rights provided by or used by NPX in connection with performing the Services, in each case developed or acquired by Customer or its Affiliates prior to commencement of the Services or independently of this Agreement or as part of the earlier provision of services by NPX to Customer, excluding NPX’s Background Intellectual Property and general know-how. Customer does not transfer to NPX any of Customer or its Affiliates’ Intellectual Property Rights in Customer’s Background Intellectual Property. NPX hereby irrevocably assigns to Customer, in each case without additional consideration, any and all of its right, title and interest throughout the world in and to the Customer’s Background Intellectual Property including all Intellectual Property Rights therein. Upon Customer’s request, NPX shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Customer to prosecute, register, perfect or record its rights in or to the Customer’s Background Intellectual Property.

7.             Confidentiality.

7.1            Before the Original Effective Date of this Agreement and during its Term, either Party (as the “Disclosing Party”) may have disclosed or may disclose or make available to the other Party (as the “Receiving Party”) non-public, proprietary, and confidential information of Disclosing Party, including, without limitation, the existence and terms of this Agreement trade secrets, technology, and information pertaining to business operations and strategies, pricing, marketing, finances, sourcing, personnel or operations of Disclosing Party, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (“Confidential Information”). The Receiving Party shall: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 7; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Receiving Party without using any Confidential Information.

7.2            Following the Effective Date, neither Party shall disclose the relationship of the Parties to any third party, except (i) as required by Applicable Law; (ii) as required in order to manufacture the final Anteris TAVR device; (iii) to any of such Recipient's or its Affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors; or (iv) as otherwise allowed pursuant to this Agreement.

8.             Termination and Survival.

8.1            Either Party may terminate this Agreement (a) without cause upon 30 days’ written notice to the other Party; or (b) with cause, effective immediately upon written notice to the other Party, if such other Party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, such other Party does not cure such breach within 30 days after receipt of written notice of such breach. In the event of termination pursuant to this clause, Customer shall pay NPX on a pro-rata basis any Fees then due and payable, including payments for any Services completed up to and including the date of such termination.

8.2            Effect of Expiration or Termination.

(a)            The Parties acknowledge and agree that the termination or expiration of any individual Purchase Order shall not in itself terminate this Agreement. If this Agreement expires or is terminated under this Section 8, no further Purchase Orders may be entered into by the Parties under this Agreement.

(b)            Upon expiration or termination of this Agreement for any reason: (i) NPX shall deliver to the Customer all Deliverables (whether complete or incomplete) and all Customer Owned Equipment; (ii) each Party shall deliver to the other Party all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information, and permanently erase all of the other Party’s Confidential Information from its computer systems; and (iii) certify in writing to the other Party that it has complied with the requirements of this clause.

(c)            Upon expiration or termination of this Agreement, all then outstanding accepted Purchase Orders for Anteris Frames or for Development Only Frames shall survive. If Customer seeks to terminate any open Purchase Order at termination or expiration of the Term, Customer shall be liable for all Products that are in the process of manufacture (“Work in Process”) and shall reimburse NPX for all costs associated with such Work in Process. Upon receipt of payment of all amounts due to NPX hereunder, NPX shall deliver the Work in Process to Customer, unless otherwise notified by Customer.

(d)            If any Purchase Order is terminated pursuant to Section 2.3, Customer shall only be liable for all Work in Process and shall reimburse NPX for all costs associated with such Work in Process. Upon receipt of payment of all amounts due to NPX under this Section 8.2(d), NPX shall deliver the Work in Process if requested by Customer.

8.3            The rights and obligations of the Parties which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

9.             Other Business Activities. Each Party may be engaged or employed in any other business, trade, profession, or other activity which does not place it in a conflict of interest with the other Party; provided, that, during the Term, neither Party shall be engaged in any business activities that do or may compete with the business of the other Party, without such other Party’s prior written consent to be given or withheld in its sole discretion; provided further, however, that, other than with respect to Section 6, Section 7, and the Customer Owned Equipment, this Agreement does not limit NPX’s right to manufacture or sell, or preclude NPX from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of goods, products or services that are similar to or competitive with the Services or the TAVR devices, Anteris Frames and Development Only Frames.

10.           Indemnification.

10.1          NPX shall defend, indemnify, and hold harmless Customer and Customer’s officers, managers, directors, governors, employees, agents, successors, and permitted assigns (each, a “Customer Indemnitee”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (“Losses”), arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from:

(a)            bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or grossly negligent acts or omissions of NPX or its personnel; and

(b)            NPX’s breach of any representation, warranty, or obligation of NPX set forth in this Agreement.

10.2            Customer shall defend, indemnify, and hold harmless NPX and its officers, managers, directors, governors, employees, agents, successors, and permitted assigns from and against all Losses arising out of or resulting from any Action arising out of or resulting from:

(a)            the Specifications for the Anteris Frames;

(b)            bodily injury, death of any person, or damage to real or tangible, personal property resulting from the grossly negligent or willful acts or omissions of Customer; and

(c)            Customer’s material breach of any representation, warranty, or obligation of Customer in this Agreement.

10.3          The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnified party’s failure to perform any obligations under this Section 10.3 shall not relieve the indemnifying party of its obligations under this Section 10.3 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

10.4            Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the indemnified party’s:

(a)            gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b)            bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

11.           Limitation of Liability. Except for obligations to make payment under this Agreement, liability for Intellectual Property matters (Section 6), Confidentiality matters (Section 7) or Indemnification matters (Section 10), or for a Party’s gross negligence or intentional misconduct:

11.1          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT, ANY PURCHASE ORDER OR THE QUALITY AGREEMENT FOR ANY LOSS OF USE, REVENUE, OR PROFIT, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.2          IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY PURCHASE ORDER OR THE QUALITY AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO NPX PURSUANT TO THIS AGREEMENT IN THE ONE (1) YEAR/MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12.           Insurance. At all times during the Term of this Agreement and for a period of three (3) years thereafter, each Party (or an Affiliate of such Party) shall procure and maintain, at its sole cost and expense, commercial general liability insurance with limits no less than [***] per occurrence and [***] in the annual aggregate. Upon a Party’s request, the other Party shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage specified in this Agreement. Each Party shall provide the other Party with 30 days’ advance written notice in the event of a cancellation or material change in such Party’s insurance policy.

13.           Equipment. To assist NPX in the performance of the Services, Customer may provide NPX with purchased equipment of Customer (“Customer Owned Equipment”) to be used at an NPX facility. For the duration of the Term, the Customer Owned Equipment shall be owned exclusively by Customer or its designee, unless subject to a separate asset purchase agreement between the Parties. The Customer Owned Equipment shall be used solely in the provision of Services for Customer or Customer’s designee and for no other third party. NPX shall return all Customer Owned Equipment in good condition upon expiration or termination of this Agreement for any reason or for no reason, but in any event no later than thirty (30) days following expiration or termination.

14.           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (ii) when received by the addressee if sent by recognized overnight courier service, such as FedEx or DHL, (iii) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

To NPX:
NPX Medical, LLC
2485 Xenium Lane N
Plymouth, MN 55441
Attention: Paul Hindrichs
Email: [***]

To Customer:
Anteris Technologies Corporation
860 Blue Gentian Road, Suite 340
Eagan, MN 55121
Attention: General Counsel
Email: [***]

15.            Entire Agreement. This Agreement, including and together with the Quality Agreement, any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

16.            Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

17.            Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

18.            Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.            Assignment. Neither Party shall assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may assign any of its rights or delegate any of its obligations to any Person acquiring all or substantially all of such Party’s assets; provided, further, however, that Customer may assign any of its rights or delegate any of its obligations to an Affiliate without written consent by NPX. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

20.            Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

21.            Relationship of the Parties. NPX is an independent contractor engaged by Customer to provide certain Services. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

22.            No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.            Choice of Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Hennepin County of the State of Minnesota in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

24.            Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.            Force Majeure. Either Party (the “Affected Party”) shall not be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of the Party including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic or pandemic, lock-outs, strikes or other labor disputes (whether or not relating to either Party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period (“Event Period”) in excess of ten (10) business days, then the other Party shall be entitled to give notice in writing to the Affected Party (“Force Majeure Notice”) electing to either: (a) terminate this Agreement and pay all payments to NPX that may be due hereunder or (b) forego payment due in the Event Period to NPX until such event is resolved (other than payment of Service Fees and Reimbursable Expenses for Services provided by NPX prior to receiving a Force Majeure Notice).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

ANTERIS TECHNOLOGIES CORPORATION

By:	/s/ David St. Denis
Name:	David St. Denis
Title:	Chief Operating Officer

NPX MEDICAL, LLC

By:	/s/ Paul Hindrichs
Name:	Paul Hindrichs
Title:	President

The exhibits to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Exhibit A – Quality Agreement

Exhibit B – Form of Consulting and Confidentiality Agreement

Exhibit C – Customer's Code of Conduct